                                                                   EXHIBIT 10(b)
   FUQUA
ENTERPRISES, INC.




                                 March 26, 1996

Mr. Sergio Diaz
President
Local 422-S, Production Service and Sales
  District Council, IUC, AFL-CIO
3250 Veterans Memorial Highway
Bohemia, NY 11716

     Re: Recognition of Local 422-S and acceptance of current Collective Bargaining Agreement by new owner of Lumex.

Dear Mr. Diaz:

     As you know, the Lumex Division of Lumex, Inc. will be sold to a subsidiary of Fuqua Enterprises, Inc. known as Lumex Medical Products, Inc. The transaction is expected to close in April. In hopes of continuing the cooperative and mutually beneficial relationship between your union and the management of Lumex Division, we have agreed to recognize the union and adopt the Collective Bargaining Agreement negotiated between Local 422-S, Production Service and Sales District Council and Lumex Division on October 19, 1995 and covering the period October 20, 1995 through October 19, 1998. Consequently, on the date of sale of the Lumex Division, that Collective Bargaining Agreement will be formally assigned in its entirety to the new owners of Lumex Division, Lumex Medical Products, Inc. Under this arrangement, the new owner will be bound by, and receive benefits of, the Collective Bargaining Agreement in all respects and all terms will remain the same. Of course, some minor technical changes, such as the names of certain funds, will be made because the ownership is changing, (for example, the "Lumex, Inc. Savings and Investment Plan Retirement Account" in
Article XIII of the Collective Bargaining Agreement will change to the "Fuqua Enterprises, Inc. Savings and Retirement Plan for Union Employees", effective Closing Date) but the substantive terms of the Agreement will not change in any way.

     We would appreciate your signing on the signature line below to acknowledge receipt of this letter and assignment of the Collective Bargaining Agreement from Lumex Division to Lumex Medical Products, Inc. We are pleased to be working with you and we look forward to a solid and cooperative relationship with Local 422-S.

                                          Sincerely,

                                          /s/  JOHN J. HUNTZ, Jr.
                                          --------------------------------------
                                               John J. Huntz, Jr.

/s/  SERGIO DIAZ
- --------------------------------------
     Sergio Diaz, President
Local 422-S, Production Service and Sales
District Counsel, IUC, AFL-CIO

                                   AGREEMENT

                                    between

                               LUMEX DIVIDION OF

                                  LUMEX, INC.

                                      and

                      LOCAL 422-S, PRODUCTION SERVICE AND
                      SALES DISTRICT COUNCIL, IUC, AFL-CIO

                      October 20, 1995 -- October 19, 1998

                                     INDEX

                                                                               ARTICLE   PAGE
                                                                               -------   ----
Bereavement Leave............................................................  XIV        13
Bulletin Board...............................................................  XVII       14
Complete Settlement..........................................................  XXIII      19
Discharge and Discipline.....................................................  XIX        15
Dues Checkoff................................................................  III         2
Employer Reviews.............................................................  XV         13
Grievance Procedure..........................................................  XX         16
Health and Welfare Program...................................................  XII        10
Hiring Practice..............................................................  XVI        14
Holidays.....................................................................  V           3
Injury on the Job............................................................  XXVI       20
Jury Duty....................................................................  XI         10
Legality.....................................................................  XXV        20
Management of the Business; Flexibility of Job Assignments...................  XXIV       19
Recognition of the Union.....................................................  I           1
Reporting Pay................................................................  XXVII      21
Rest Periods.................................................................  XXI        18
Retirement Fund..............................................................  XIII       12
Seniority....................................................................  VII         6
Sick/Personal Leave..........................................................  X           9
Strike and Lockout...........................................................  XXII       18
Term of Agreement............................................................  XXVIII     21
Trial Periods................................................................  VIII        7
Union Rights.................................................................  XVIII      14
Union Security...............................................................  II          2
Vacations....................................................................  VI          4
Wages........................................................................  IX          7
Workweek, Overtime...........................................................  IV          2

     AGREEMENT made and entered into this 19th day of October, 1995, by and between LUMEX DIVISION OF LUMEX, INC., located at 81 and 100 Spence Street, Bay Shore, New York (hereinafter referred to as the "Employer") and LOCAL 422-S, PRODUCTION SERVICE AND SALES DISTRICT COUNCIL, IUC, AFL-CIO, located at 3250 Veterans Memorial Highway, Bohemia, New York 11716 (hereinafter referred to as the "Union").

     WHEREAS, the parties desire to enter into an agreement relating to wages, hours and other conditions of employment, for the purpose of establishing and maintaining harmonious relations between the Employer and employees and to that end provide for the fair and peaceful adjustment of any disputes which may arise between them.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                            RECOGNITION OF THE UNION

     The Employer hereby recognizes the Union as the sole and exclusive bargaining agent for its production, maintenance, shipping, receiving, and driver employees, excluding, however, all office clerical, professional, and technical employees, watchmen, guards, supervisors, foremen, assistant foremen, and working foremen, management trainees, part-time employees, and short-term summer help.

     It is agreed that the principal scope of this clause does not extend to or include Specialty Crafts and Technical Employees. This note is to be preserved as a clarification note without necessity or change to the current contract language.

     Employees who regularly work 25 hours or less are excluded from the Union coverage. Employees who regularly work in excess of 25 hours but less than the regular 40-hour week shall be covered by the contract and there shall be special pro rata allowance of benefits so that their regular number of hours in relationship to the 40-hour week can be the basis for a formula of benefit allowances.

                                   ARTICLE II

                                 UNION SECURITY

     The Employer agrees that as a condition of continued employment all present employees within the unit covered by this Agreement shall become members of the Union thirty-one (31) days after the execution of this Agreement. It shall also be a condition of employment that all employees within the unit covered by this Agreement who are hired on or after its effective date shall, thirty-one (31) days after the beginning of such employment, become members of the Union.

                                  ARTICLE III

                                 DUES CHECKOFF

     The Employer shall deduct each month from the wages of all employees who have authorized and directed the Employer in writing to check off their Union dues and initiation fees an amount equal to the Union dues of such employees as certified in writing by the Union to the Employer.

                                   ARTICLE IV

                               WORKWEEK, OVERTIME

     A. The standard workweek shall be five (5) days, Monday through Friday, inclusive, consisting of forty (40) hours.

     B. All work performed beyond eight (8) hours in a day and over forty (40) straight-time hours in any payroll week shall be considered overtime work, to be paid for at the rate of one and one-half times the straight-time rate of pay. All work performed on a Saturday shall be paid for at the rate of time and one-half. However, in the event an employee scheduled for work on a Saturday fails to report for work or fails to work on any weekday following a Saturday worked, the Employer has the option not to schedule overtime for such employee for two successive overtime assignments.

     C. The Employer may require employees to work overtime when requested to do so. Continuous refusal by an employee to work overtime when so requested shall be considered grounds for discharge.

     D. All work performed on Sunday shall be paid for at the rate of double the straight-time rate.

                                   ARTICLE V

                                    HOLIDAYS

     A. All employees who have completed their trial period (60 workdays) shall receive eight (8) hours' straight time pay for each of the following holidays regardless of the day of the week on which the holiday falls:

         New Year's Day                   Independence Day
         Washington's Birthday            Labor Day
         Good Friday                      Thanksgiving Day
         Memorial Day                     Day after Thanksgiving
         Day before Christmas             Day before New Year's
         Christmas Day

     Employees who successfully complete their trial period shall be paid for any holidays which fell during their trial period.

     B. In order to qualify for pay for a holiday, an employee must have worked the scheduled workday immediately following the holiday. In the event of two consecutive holidays, failure to work the next scheduled workday after the holiday will result in the loss of one day's holiday pay. The day after holiday eligibility requirement shall not apply to absence for a religious holiday.

     C. Employees required to work on any of the above holidays shall receive time and one-half pay for the hours worked, in addition to eight (8) hours' straight-time pay for the holiday.

     D. In the event one of the above-enumerated holidays falls on a Saturday or Sunday, the Employer may elect to celebrate it on Friday or Monday, respectively, or to remain open and pay for the hours worked on that day in lieu thereof.

     E. In the event an employee wants to celebrate Martin Luther King's Birthday, he shall be allowed to charge such as a sick/personal day.

                            ARTICLE VI -- VACATIONS

     A. All employees covered by this Agreement who have performed continuous work service as indicated below as of the qualifying date of July 1 of the vacation year shall be entitled to paid vacation as follows:

    One (1) year (but less than two (2) years) of
      continuous work performance.................  Five (5) days at their base rate of pay

    Two (2) years (but less than six (6) years) of  Ten (10) days at their base rate of continuous work performance.................  pay

    Employees shall receive an extra day's
      vacation for each year of service above five
      (5) years continuous work performance up to a maximum of fifteen (15) days after ten
      (10) years (6 years -- 11 days; 7
      years -- 12 days; 8 years -- 13 days; 9
      years -- 14 days; 10 years -- 15 days).

    Ten (10) years (but less than sixteen (16)      Fifteen (15) days at their base rate
      years of continuous work performance........    of pay

    Employees shall receive an extra day's
      vacation for each year of service above
      fifteen (15) years continuous work
      performance up to a maximum of twenty (20)
      days after twenty (20) years (16 years -- 16
      days; 17 years -- 17 days; 18 years -- 18
      days; 19 years -- 19 days; 20 years -- 20
      days)

    Twenty (20) years (but less than Twenty-five
      (25) years) of continuous work                Twenty (20) days at their base rate
      performance.................................    of pay

    Twenty (20) years (but less than Twenty-five
      (25) years) of continuous work                Twenty (20) days at their base rate
      performance.................................    of pay

    Twenty-five (25) years of continuous work       Twenty-five (25) days at their base
      performance over............................    rate of pay


     B. Employees covered by this Agreement who have performed at least six (6) months' work service but less than (1) year of work service as of the July 1 qualifying date shall receive a pro rata vacation allowance according to the period of work performance rendered during the vacation year up to the qualifying date. For example, six (6) months would entitle an employee to 6/12ths of five (5) days or two and one-half (2 1/2) days. Such pro rata vacation allowance shall also extend to employees who have performed at least six (6) months of work service in the vacation year and are laid off for lack of work. A layoff of ten (10) consecutive calendar days or less shall not constitute an interruption in work service for purposes of computing vacation entitlement under the continuous work performance provisions above set forth. The exception permitted against forfeited vacation allowance shall be reduced from two years' employment requirement to one year employment requirement as a pre-condition to receipt of accrued vacation pay. Thus, employees who resign or are terminated for just cause prior to the qualifying date for computing vacations shall forfeit vacation allowance except for employees who have worked for at least one year who shall receive their accrued vacation pay.

     C. Vacations shall be taken during the vacation period designated by the Employer. The Employer reserves the right to close down the operation of its plant for business/vacation purposes. in such event, the Employer agrees to provide a posted, four (4) weeks' advance notice as to when the vacation period will take place.

                                  ARTICLE VII
                                   SENIORITY

     A. Seniority of all employees shall be computed from the date of hire and shall be accumulated and carried forward on transfers, from department to department and from job to job.

     B. In the event layoffs become necessary, they shall be based on seniority in the department.

     C. Seniority shall be lost for the following reasons:

        1. Voluntary quitting

        2. Discharge for cause.

        3. After six (6) months' layoff.

        4. Failure to report for work within one (1) week after notice of recall.

     D. Recall from layoff shall be made on the same basis as layoffs in reverse order.

                                  ARTICLE VIII

                                 TRIAL PERIODS

     A. All employees shall have a trial period of sixty (60) workdays with provision that the Employer's request for extension of such trail period shall not be unreasonably withheld by the Union. Employees who are rehired within one year of their leaving of employment shall be treated as new employees.

     B. The Employer may, at its discretion, lay off or discharge an employee during his trial period without recourse by either the Union or the affected employee.

                                   ARTICLE IX

                                     WAGES

     A. Effective October 20, 1995, all employees who have completed their trial period as of October 20, 1995, and who have not received the adjustment provided for in paragraph "D" of this article on or after January 1, 1995 and on or before October 20, 1995, shall receive an increase of fifty ($0.50) cents per hour in their regular hourly rate. Those employees who have completed their trial period and who have received the adjustment provided

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

for in paragraph "D" of this article shall receive the difference between fifty ($0.50) cents per hour and the adjustment in their regular hourly rate provided in accordance with paragraph "D".

     B. Effective October 20, 1996, all employees who have completed their trial period as of October 20, 1996, and who have not received the adjustment provided for in paragraph "D" of this article on or after January 1, 1996 and on or before October 20, 1996 shall receive an increase of forty-five ($0.45) cents per hour in their regular hourly rate. Those employees who have completed their trial period and who have received the adjustment provided for in paragraph "D" of this article shall receive the difference between forty-five ($0.45) cents per hour and the adjustment in their hourly rate provided in accordance with paragraph "D".

     C. Effective October 20, 1997, all employees who have completed their trial period as of October 20, 1997 and who have not received the adjustment provided for in paragraph "D" of this article on or after January 1, 1997 and on or before October 20, 1997 shall receive an increase of forty-five ($0.45) cents per hour in their regular hourly rate. Those employees who have completed their trial period and who have received the adjustment provided for in paragraph "D" of this article shall receive the difference between forty-five ($0.45) cents per hour and the adjustment in their regular hourly rate provided in accordance with paragraph "D".

     D. Employees newly hired shall receive an increase of twenty ($.20) cents per hour on completion of their first thirty (30) days of work service.

     E. Employees working on the second and third shifts shall receive, respectively, the (10%) and fifteen (15%) percent differentials above the first shift rate.

     F. On or before November 19, 1995, there shall be paid to each employee in the employ of the Employer on the date this Agreement is entered into a bonus of two hundred ($200.00) dollars.

                                   ARTICLE X
                              SICK/PERSONAL LEAVE

     Employees covered by this agreement shall be entitled to a total of six (6) days' sick/personal leave with pay during each contract year. Sick/personal leave may be taken to the extent it has accrued. Employees who as of January 1 of each year have at least one (1) year's employment with the Employer shall be credited with three (3) days' sick/personal leave. As of July 1, each employee shall be credited with an additional three (3) days of sick/personal leave. Employees with less than one (1) year's employment as of January 1 shall accrue sick/personal leave at the rate of one (1) day for each eight (8) week period after an initial four (4) week waiting period in each contract year. Unused sick/personal leave days shall be paid for at the end of each calendar year. For those employees on the Employer's payroll on or before July 1, in the event there are unused sick/personal days at the end of the calendar year, one additional day plus the unused day shall be paid at the end of each calendar year.

                                   ARTICLE XI

                                   JURY DUTY

     Employees who are required to serve on a jury shall be reimbursed by the Employer at their straight-time daily rate less jury fees received by them up to a maximum of ten (10) days actually served. Reimbursement shall be made upon presentation of their jury duty summons and evidence of the amount of payment received from the state.

                                  ARTICLE XII

                           HEALTH AND WELFARE PROGRAM

     A.1. The Employer agrees to contribute monthly, on or before the tenth day of each month, to the Production Service and Sales District Council Health Fund ("Health Fund"), its successors and/or assigns in trust, fifty ($50.00) dollars for each employee covered by this Agreement who has completed thirty days of employment, together with a monthly report on schedules furnished by the Fund, for each month; said contributions are to be used to pay for use of the Union's medical center and its related services for the sole benefit of employees and their families (where applicable) and the administration of the Health Fund. The medical center contribution shall be adjusted on July 1, 1998, to seventy-five ($75.00) dollars. When an employee has completed ninety (90) days of continuous service, the Employer's total contribution to the Health Fund, inclusive of the contribution for the medical center set forth above, shall be one hundred fifty ($150.00) dollars or three hundred ($300.00) dollars, respectively, for individual or family hospitalization coverage. The individual/family hospitalization rates shall be adjusted on July

1, 1997, and 1998, respectively, to one hundred seventy-five ($175.00)/three hundred twenty-five ($325.00) dollars, and two hundred ($200.00)/four hundred ($400.00) dollars.

     2. The Employer shall make only the medical center contribution provided for in paragraph A.1. for those employees who elect alternative health insurance offered by the Employer at its discretion, with the balance of the contribution provided for in paragraph A.1. to be paid toward the cost of the premium for the alternative health insurance. Any difference between the Employer contribution provided for above and the cost of the alternative health insurance shall be paid by the employee on a weekly basis in an amount based upon the Employer's sole determination.

     3. The Employer shall have no obligation to make more than one contribution to the Health Fund per family.

     B. The Employer shall provide New York State Disability Benefits Coverage, as required by the New York State Disability Benefits Law, at its own expense for each employee covered by this Agreement.

     C. Employer contributions shall be made for employees who are out of work because of layoff or illness and who return to work at the end of such layoff or illness for up to three months of such layoff or illness.

     D. The Union shall have the right to inspect Employer records at reasonable times upon advance arrangement to verify the Employer's compliance with this Article.

     E. The Employer shall have the right to substitute its

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

own insurance coverage in place of the coverage provided for in this Article at any time, provided the substitute coverage is comparable to or better than the existing coverage, and, provided further, that there is no cost to the employee.

     F. If any legislation is enacted during the term of this agreement which imposes any insurance requirements upon the Employer which will increase its costs for insurance beyond those provided for in this agreement, the Employer shall have the right to reopen negotiations on health insurance. Such reopener shall be limited solely to health insurance, and neither the Employer nor the Union shall have the right or the obligation to discuss any other subject. No other provision of this agreement shall be affected by this reopener, including, without any limitation intended, the no-strike/no-lockout commitments.

                                  ARTICLE XIII
                                RETIREMENT FUND

     A. The Employer shall make contributions to the Lumex, Inc. Savings and Investment Plan Retirement Account ("Retirement Account") in accordance with its terms for all employees. The terms of the Retirement Account are established and modified at the Employer's sole discretion, provided that such terms shall be the same for all of the Employer's employees, including those not covered by this Agreement. The Union hereby expressly waives any right it might otherwise have to negotiate over the terms of the Retirement Account, and such waiver shall survive for one year beyond the term of this Agreement. However, the Union shall have the right to inspect Employer records at reasonable times, upon advance arrangement to verify the Employer's compliance with this provision.

     B. Disputes concerning this article shall not be subject to arbitration.

     C. Employees covered by this Agreement who have completed one year of employment shall be eligible to participate in the Employer's 401(k) plan in accordance with its terms for all employees, effective the first enrollment period following October 20, 1996. The terms of the 401(k) plan are established and modified at the Employer's sole discretion, provided that such terms shall be the same for all of the Employer's employees, including those not covered by this Agreement. The Union hereby expressly waives any right it might otherwise have to negotiate over the terms of the 401(k) plan, and such waiver shall survive for one year beyond the term of this Agreement. However, the Union shall have the right to inspect Employer records at reasonable times, upon advance arrangement to verify the Employer's compliance with this provision.

                                  ARTICLE XIV

                               BEREAVEMENT LEAVE

     Employees shall be entitled to leave with pay for any workday within three days of the date of the death of their parent, spouse, child, or sibling, upon presentation of an official copy of the death certificate.

                                   ARTICLE XV

                                EMPLOYER REVIEWS

     A. The Employer retains the right to grant individual increases beyond those provided by this Agreement, where, in its sole judgment, such increases are justified by superior work performance and/or skills. Employer determinations shall not be subject to the arbitration and/or grievance procedures of the Agreement.

                                  ARTICLE XVI

                                HIRING PRACTICE

     It is agreed that the Employer will provide the Union with prior notice of job openings so that the Union may refer applicants if it has qualified persons available. The Employer remains free to hire from any source. Further, prompt advice to the Union of new hires will be provided when they occur regardless of source.

                                  ARTICLE VII

                                 BULLETIN BOARD

     The Employer agrees to place a bulletin board at an appropriate location in the plant for the use of the Union. The Union representatives may present official bulletins for posting on the bulletin board, providing, however, that such material is in no way derogatory to the Employer.

                                 ARTICLE XVIII

                                  UNION RIGHTS

     A. Officers or representatives of the Union shall be admitted during working hours to the premises of the Employer for the purpose of ascertaining whether this Agreement is being observed by the parties or for assisting in the adjustment of grievances, provided, however, that such visit does not interfere with production in the plant and provided that the Union representatives have first reported their presence to the Employer before entering the plant.

     B. The Union shall have the right to designate one shop steward for each one hundred employees whom the Employer will recognize for the purpose of settling grievances. The Union will notify the Employer in writing of the employees who have been designated as shop stewards. Shop stewards shall not lose any pay while attempting to settle grievances during their normal working hours, provided there is no unreasonable interruption or delay of the Employer's operations.

     C. The Employer will consult with the Union before putting any new work standard into effect. This shall not affect the Employer's right to establish work standards.

                                  ARTICLE XIX

                            DISCHARGE AND DISCIPLINE

     A. The Employer shall have the right to discipline, suspend or discharge any employee for just cause. Just cause shall include, but in no way be limited to, poor work performance, drunkenness, dishonesty, theft, assault, gambling on premises, possession of or drug usage, loansharking, gross negligence, insubordination, chronic absenteeism, and chronic lateness. An authorized Union representative shall be notified at the time such suspension or discharge takes place. Where a concerned employee's prior record is clear of repeated warning notices and/or suspension action, discharge action, whenever reasonable, will be initiated only after a prior suspension action. Warnings for absenteeism and/or lateness shall be removed from an employee's records one year from their date of issue.

     B. The Union shall have the right to intercede on behalf of any regular employee to question the propriety of any discharge or other disciplinary action and may present the matter as a grievance to be settled under the grievance and arbitration procedure provided in this Agreement, except that discipline and dismissal for absenteeism and/or lateness shall not be subject to arbitration. In the event of a discharge for reasons other than absenteeism or lateness, following completion of Steps 1, 2 and 3 of the grievance procedure, the matter may be submitted to expedited arbitration within six weeks to one of the following arbitrators in order on a rotating basis:
Herbert Haber, Eugene Coughlin, Herbert Marx, and George Peek. Should it be decided that a discharged employee is entitled to reinstatement, any award of backpay shall not exceed four (4) weeks' wages.

                                   ARTICLE XX

                              GRIEVANCE PROCEDURE

     In the event that any grievance should arise regarding the interpretation or application of the terms of this Agreement, it shall be resolved through the following procedure:

          Step 1 -- The employee having a grievance shall immediately take it up with his foreman. If the grievance is not resolved, the employee, within two (2) working days of the date of the alleged grievance, together with the shop steward, will present the grievance to the foreman.

          Step 2 -- If not satisfactorily adjusted, the grievance will be taken up, within four (4) working days of the date of the alleged grievance, by the steward and the aggrieved employee, with a representative of the Employer.

          Step 3 -- If not satisfactorily adjusted, the grievance will be taken up, within six (6) working days of the date of the alleged grievance, by the Union representative, shop steward, and the aggrieved employee, with a representative of the Employer. The Employer shall thereafter render a decision within four (4) working days.

          Step 4 -- If the grievance shall not have been resolved between the parties in accordance with the grievance procedure, then either party may, on written notice to the other, submit the grievance to arbitration no later than fifteen (15) working days from the date of the occurrence of the alleged grievance. The parties agree that the arbitrator shall be designated from among the following on a rotating basis: Herbert Haber, Eugene Coughlin, Herbert Marx, and George Peek; that the decision of the arbitrator shall be final and binding; and that the arbitrator shall not have the power to add to, subtract from, or modify any provision of this Agreement. Disputes concerning discipline and dismissal for absenteeism and/or lateness shall not be subject to arbitration, although such disputes shall be subject to the steps of the grievance procedure preceding arbitration.

     If no employee specifically is involved and the grievance affects only the application or interpretation of this Agreement, either party may, in the first instance, invoke the machinery of this provision at Step 3.

     Grievances may be processed during working time, provided there is no unreasonable interruption or delay of the Employer's operations.

     In the event there are any costs for the services of an arbitrator, it is agreed that such costs will be shared equally by the parties.

                                  ARTICLE XXI

                                  REST PERIODS

     There shall be two (2) separate ten (10) minute rest periods each day, one in the morning and one in the afternoon, as scheduled by the Employer. These rest periods shall be without loss of pay. Employees shall remain on the Employer's premises during rest periods.

                                  ARTICLE XXII

                               STRIKE AND LOCKOUT

     A. The Employer agrees not to lock out its employees during the term of this Agreement. The Union and its members agree not to engage in or condone any strike, sympathy strike, slowdown or other stoppage of or interference with production during the term of this Agreement. Noncompliance with these provisions is grounds for immediate discharge or other discipline, at the sole discretion of the Employer, and the Employer shall have the right to impose discipline and/or dismissal in whatever manner deemed appropriate, in its sole discretion, and same need not be uniform or consistent for all employees in the event more than one employee is involved.

     B. Notwithstanding paragraph "A" of this article, no employee of the Employer shall be required to cross a lawful Union picket line at the premises of Cybex Division where such picket line is comprised of Cybex Division employees and authorized by the

Union. This is the sole and exclusive exception to paragraph "A" of this article.

                                 ARTICLE XXIII

                              COMPLETE SETTLEMENT

     A. This Agreement may not be changed or modified except by a writing duly executed by the parties or their undersigned representatives.

     B. It is understood and agreed that all matters in dispute or controversy between the parties hereto are completely settled, adjusted and closed by this Agreement. In addition, any claims for changes in terms and conditions of employment or other contractual terms contained in this contract, regardless of whether such issues were raised during negotiations leading to this Agreement, shall be deemed to be completely settled by the execution of this Agreement.

                                  ARTICLE XXIV

                          MANAGEMENT OF THE BUSINESS;
                         FLEXIBILITY OF JOB ASSIGNMENTS

     A. Subject only to the express provisions contained in this Agreement, the Employer shall continue to have the sole right to manage and operate its business and property, and to direct its working force, including, but not limited to, effecting any changes in the nature or scope of the business, or method or system of operating the same, the discontinuance of, consolidation or change in the organization of departments or job classifications, the location of work duties, the establishing of work standards, the setting or revising of the scheduled working hours, the promulgation of reasonable work rules, the subcontracting of work, the employment of and assignment of employees, the need for and the extent of any layoffs, and the sufficiency of the production furnishings and equipment at the Employer's place of business.

     B. Existing Employer practices pertaining to flexibility of assignments between jobs on an irregular basis in the event of emergency production requirements and/or absenteeism shall be retained. Such practices do not and shall not require a change in the employee's wage rates commensurate with the employee's temporary change in job classification.

                                  ARTICLE XXV

                                    LEGALITY

     If any provision of this agreement should be held or adjudged illegal, or in violation of any present or future law, such adjudication shall not invalidate any other portion or provision of this Agreement nor relieve either party thereto from their liabilities and obligations under this Agreement, but the same shall continue in full force and effect. In the event that any portion of said Agreement is held illegal as above mentioned, the parties agree to meet promptly in order to agree upon a proper and legal substitute therefor.

                                  ARTICLE XXVI

                               INJURY ON THE JOB

     A. Employees injured during the course of their work who, because of such injury, are not able to continue working, shall be paid for the remainder of their regular hours and such shall not be charged to sick days.

     B. In the event an employee is required to return to the doctor indicated by the Employer the day after the injury, the employee shall be paid for the time lost provided the employee has returned first to the Employer before proceeding to the doctor again and, provided further, that the doctor has indicated incapacity for continuance of work. Under these conditions, two (2) hours of paid work time will be provided for such second day visit to the doctor.

                                 ARTICLE XXVII

                                 REPORTING PAY

     Employees who have been scheduled to report for work and who do report shall receive at least for (4) hours of work or pay in lieu thereof, except in cases of plant shutdown due to storm, power failure, Act of God, or other occurrence beyond the Employer's control, in which cases employees who wish to be paid may use available unused sick or vacation time.

                                 ARTICLE XXVIII

                               TERMS OF AGREEMENT

     This agreement shall be effective October 20, 1995 and shall continue in full force and effect to October 19, 1998, and from year to year thereafter until terminated at the end of any yearly period, by either party giving written notice to the other party by registered mail, sixty (60) days prior to such termination date, in which event negotiations for a new contract shall commence at the request of either party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and have set their hands and seals thereto executing this Agreement by their duly-authorized agents this 19th day of October, 1995.

LUMEX DIVISION OF LUMEX, INC.              LOCAL 422-S, PRODUCTION SERVICE AND
                                           SALES DISTRICT COUNCIL, IUC, AFL-CIO

By:                                         By:
   -----------------------------------         ---------------------------------

LUMEX DIVISION OF LUMEX, INC.          LOCAL 422-S, PRODUCTION SERVICE AND SALES
                                       DISTRICT COUNCIL, IUG, AFL-CIO

By: /s/ SOPHIE CARDONE                 By: /s/ SEIGRO DIAZ
   -----------------------------------    --------------------------------------
        Sophie Cardone                         Seigro Diaz

             January 31, 1996                          January 31, 1996

                                          /s/  JOHN BARTOLOTTA
                                          --------------------------------------
                                               John Bartolotta
                                                      Secretary Treasurer

                                          /s/ JUAN GONZALEZ
                                          --------------------------------------
                                              Juan Gonzalez

                                          /s/  JESUS CALIXTO
                                          --------------------------------------
                                               Jesus Calixto

                                          /s/  VICTOR T. NAVARRO
                                          --------------------------------------
                                               Victor T. Navarro

                                          /s/  CARMEN TORRES
                                          --------------------------------------
                                               Carman Torres

                                          /s/  JOSE RODRIGUEZ
                                          --------------------------------------
                                               Jose Rodriguez

                                          /s/  OBIE EDWARDS
                                          --------------------------------------
                                               Obie Edwards

                                          /s/  EDWIN ORTIZ
                                          --------------------------------------
                                               Edwin Ortiz

                                          /s/  RAMON MENDEZ
                                          --------------------------------------
                                               Ramon Mendez

                                          /s/  ROSA IGLESIAS
                                          --------------------------------------
                                               Rosa Iglesias

                                          /s/  SAUL E. SORIANO
                                          --------------------------------------
                                               Saul E. Soriano

                                          /s/  GARY SEINFELD
                                          --------------------------------------
                                               Gary Seinfeld